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SEC 2069
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Previous            information  contained  in this  form  are not  required  to
versions            respond  unless  the form  displays  a  currently  valid OMB
obsolete            control number.
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                                                            OMB APPROVAL
                 United States
       SECURITIES AND EXCHANGE COMMISSION
             Washington, D.C. 20549
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                                                      OMB Number: 3235-0167
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                                                      Expires: October 31, 2004
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CERTIFICATION  AND NOTICE OF TERMINATION OF REGISTRATION  UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number    333-10976


                    Hydra Servicios de Atencion al Cliente, S.A.
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             (Exact name of registrant as specified in its charter)


 Calle Basauri 7-9, Urbanizacion la Florida, 28023 Aravaca, Spain, 34-911809300
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


              Guarantees with respect to 13% Dollar Notes due 2009,
               13% Euro Notes due 2009, 14% Euro Notes due 2010,
               14% Dollar Notes due 2011, 14% Euro Notes due 2011
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            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [ ]                  Rule 12h-3(b)(1)(i)   [ ]
      Rule 12g-4(a)(1)(ii)  [ ]                  Rule 12h-3(b)(1)(ii)  [ ]
      Rule 12g-4(a)(2)(i)   [X]                  Rule 12h-3(b)(2)(i)   [ ]
      Rule 12g-4(a)(2)(ii)  [ ]                  Rule 12h-3(b)(2)(ii)  [ ]
                                                 Rule 15d-6 --------   [ ]

Approximate number of holders of record as of the certification or notice date: One

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   March 6, 2003

By:     /S/ Richard Alden
Name:   Richard Alden
Title:  Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.